Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of April 25, 2016, setting forth by month the number of individual smoking and health cases and “Lights/Ultra Lights” cases against Philip Morris USA Inc. that are scheduled for trial through June 30, 2016.

2016

Engle progeny

April	0

May	3

June	3

As of April 25, 2016, there was one Engle progeny case in trial.

Other Individual Smoking & Health

April	0

May	0

June	0

As of April 25, 2016, there were no non-Engle progeny cases in trial.

“Lights/Ultra Lights”

April	0

May	0

June	0

As of April 25, 2016, there were no “Lights/Ultra Lights” cases in trial.